Exhibit 10.5

SEPARATION, CONSULTING AND MUTUAL RELEASE AGREEMENT

THIS SEPARATION, CONSULTING AND MUTUAL RELEASE AGREEMENT (the “Agreement”) is between BioFuel Energy Corp., a Delaware corporation, together with its subsidiaries (the “Company”) and Eric D. Streisand (“Streisand”) (collectively, the “Parties”).

I. COVENANTS

In consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed by and between the parties, as follows:

A. Separation. The Parties mutually agree that Streisand will cease all of his duties as an officer and employee with the Company as of 5:00 P.M., Mountain Standard Time on August 31, 2007 (the “Effective Date”).

(1) As a result of this separation, Streisand shall be legally-entitled to receive:

(a) Payment for all unpaid, accrued salary, net of applicable taxes and withholdings, earned by Streisand in connection with his employment with the Company through the Effective Date.

(b) Payment for thirteen (13) accrued, unused vacation days, net of applicable taxes and withholdings through the Effective Date.

(c) After the Effective Date, Streisand shall be eligible for continuation of medical and dental insurance coverage for eighteen (18) months or such longer period as covered under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) or similar applicable state laws and the insurance policies and rules applicable to the Company. If Streisand does not elect to continue medical and dental coverage under COBRA, Streisand’s current coverage elections will end on August 31, 2007 and Streisand will not be eligible to receive insurance or any other form of benefit from the Company after the Effective Date. Provided that Streisand elects to continue medical and dental coverage under COBRA, Streisand’s current coverage elections will be continued and paid for by the Company through a date no later than June 30, 2008 (such date to be determined under Section C below) and may be continued at Streisand’s expense thereafter until the end of Streisand’s eligibility under COBRA.

(2) All other benefits provided by the Company, including 401(k) plan, life insurance, AD & D insurance, LTD insurance and any other benefit offered by the Company, will terminate as of the Effective Date. All unvested options under the Company’s 2007 Equity Incentive Compensation Plan as of the Effective Date shall be terminated, forfeited and/or cancelled, and Streisand shall have no right to compensation, remuneration, distributions or dividends with respect to such unvested options.

B. Consulting Agreement.

(1) The Company agrees to engage Streisand to provide consulting services to the Company from September 1, 2007 through December 31, 2007 (the “Consultancy Period”) and to pay him in connection therewith the total sum of an amount equal to four (4) months’ salary (the “Consultancy Payment”) to be paid in equal monthly installments on the last day of each month through the end of the Consultancy Period;

(2) During the Consultancy Period, Streisand agrees to make himself available, upon reasonable notice, to assist the Company with discrete tasks which it may reasonably request on an as-needed basis;

(3) During the Consultancy Period, the Company agrees to permit Streisand to continue the use of his Company e-mail account to receive incoming messages to be forwarded to Streisand’s personal e-mail account;

(4) During the Consultancy Period, the Company agrees to permit Streisand to continue the use of a Company voicemail account at the Denver office with a mutually agreed upon outgoing message;

(5) During the Consultancy Period, the Company agrees to permit Streisand to continue the use of his Company laptop;

(6) Streisand may terminate the Consultancy Period at any time for any reason by providing the Company with two (2) days written notice of his intent to do so; the Company may terminate the Consultancy Period at any time for any reason by providing Streisand with thirty (30) days written notice of its intent to do so; and

(7) Should the Consultancy Period be terminated by Streisand, only any unpaid balance of the Consultancy Payment through the date of the termination shall be paid to Streisand; should the Consultancy Period be terminated by the Company, the unpaid balance of the total Consultancy Payment remaining at the time of termination shall be paid to Streisand; all payments hereunder shall be made as soon as administratively practicable following any such termination.

C. COBRA Payment. The Company agrees to pay the COBRA premium for Streisand through a date no later than June 30, 2008 (the “COBRA Payment”) subject to the following: if Streisand accepts other employment prior to June 30, 2008 which provides medical and dental benefits, then the COBRA Payment will cease as of the date Streisand becomes covered under the new health policy.

D. Nondisparagement. Streisand agrees not to disparage the Company or its officers, directors, shareholders, or employees, and the Company agrees not to disparage Streisand, in any matter likely to be harmful to the other party or their personal or business reputation. The parties further agree that notwithstanding this non-disparagement agreement, each party shall respond accurately and fully to any question, inquiry, or request for information required by legal or administrative process, or, in the case of the Company, to fulfill any standard or legally required reporting or disclosure requirements. In response to any request concerning employment references for Streisand or any written or verified background check regarding Streisand, the Company shall provide the following information if requested: (i) Streisand’s dates of employment; (ii) Streisand’s rate of compensation at Two Hundred and Forty Thousand Dollars and No Cents ($240,000.00) per year; (iii) eligibility for receipt of an annual cash bonus; and (iv) Streisand’s last job title, Vice President-Corporate Development. Streisand authorizes, and the Company designates, Thomas J. Edelman, Scott H. Pearce and David J. Kornder to respond to any request concerning employment references for Streisand or any background check into Streisand’s employment.

E. Public Statements. The Parties agree that the language set forth on Exhibit A will be filed by the Company on a Form 8-K to disclose Streisand’s separation from the Company.

F. Release of All Claims by Streisand. In consideration of the promises and covenants made herein, Streisand, on behalf of Streisand and Streisand’s heirs, executors, administrators, personal representatives and assigns, does hereby RELEASE, ACQUIT AND FOREVER DISCHARGE the Company and its past, present and future affiliates, parents, subsidiaries and successors, and each of their past, present and future officers, directors, shareholders, employees, agents, representatives, attorneys, insurers and their respective successors and assigns (all of whom are hereinafter collectively referred to as “Releasees”) from any and all actions, causes of action, claims, demands, cost and expenses, including attorneys’ fees and liabilities of any kind or and nature whatsoever, in law or equity, whether known or unknown, accrued or to accrue hereafter, which Streisand ever had, now has or may hereafter have against Releasees, as of the date of this Agreement and through the Effective Date, arising out of any act, omission, transaction or occurrence, including, without limitation, those related to Streisand’s employment by the Company or the termination thereof. Without limiting the generality of the foregoing, it is understood and agreed that this Release constitutes a release of any claim or cause of action (i) in tort, including but not limited to claims for slander, libel, negligence, gross negligence, negligent supervision or training, conspiracy, intentional or negligent infliction of emotional distress, mental anguish, invasion of privacy, assault, battery, false imprisonment, tortious interference with contractual relations, wrongful discharge, pain and suffering, breach of covenant of good faith and fair dealing, invasion of privacy and (ii) for breach of any employment or other agreement existing between Streisand and the Company or (iii) otherwise related, in any way, to Streisand’s employment by the Company, including claims under Title VII of the Civil Rights Act of 1964 (and all of its amendments), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, as amended, the Fair Credit Reporting Act, the Sarbanes-Oxley Act, the Colorado Civil Rights Act, the Colorado Wage Act, any applicable New York law or statute and any other statute or regulation governing the employment relationship or Streisand’s rights, or the Company’s obligations, in connection therewith. This Release also includes a release of any right to bring an administrative claim or charge against the Company regarding any matter relating to the Company, its business operations, or Streisand’s employment to the maximum extent permitted by law. Streisand agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Streisand may have against the Company, except as specifically provided otherwise in this Agreement. Streisand covenants never to institute any action or other proceeding based in whole or part upon any right or claim released by this Agreement and acknowledges that if he does so, the Company is entitled to recover from Streisand any attorneys’ fees it expends to defend any such action or proceeding. Streisand hereby warrants that he has not assigned or transferred to any person any portion of any claim that is released, waived and discharged above.

G. Release of Claims by the Company. In consideration of the promises and covenants made herein, the Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as “Company Releasers”), does hereby RELEASE, ACQUIT AND FOREVER DISCHARGE Streisand, his heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Company Releaser on account of Streisand’s employment with the Company or separation therefrom, all of whom are collectively referred to as “Company Releasees,” of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring as of the date of this Agreement and through the Effective Date, without regard to present actual knowledge of such acts or omissions; EXCEPT for claims based on any fraudulent actions by Streisand and EXCEPT as specifically provided otherwise in this Agreement. The Company understands and agrees that by signing this Agreement, it is giving up its right to bring any legal claim against Streisand concerning, directly or indirectly, Streisand’s employment relationship with the Company. The Company agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Streisand, to include all actual or potential legal claims that the Company may have against Streisand, except as specifically provided otherwise in this Agreement.

H. Indemnification of Streisand. Notwithstanding the foregoing, the Company agrees to defend and indemnify Streisand against any legal action, arbitration, proceeding, claim or charge, action and/or proceeding against Streisand, individually and/or with others, to the same extent that Streisand would have been entitled to be defended and/or indemnified had he continued his employment with the Company.

II. CONFIDENTIAL INFORMATION

A. Protection of Trade Secrets and Confidential Information.

(1) Definition of “Confidential Information.” “Confidential Information” means all nonpublic information relating to or arising from the Company’s business, including, without limitation, trade secrets used, developed or acquired by the Company in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company’s business; the Company’s business plans and strategies, including but not limited to all information associated with any ethanol project which the Company formed an intention to develop, form or acquire prior to the end of the Consultancy Period. “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Streisand or known to Streisand prior to employment with the Company.

(2) Streisand’s Use of Confidential Information. Except in connection with and in furtherance of Streisand’s work on the Company’s behalf, Streisand shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity; or (iii) participate in any business opportunity that inevitably will result in the disclosure or use of any Confidential Information.

(3) Acknowledgments. Streisand acknowledges that during his employment with the Company, Streisand had access to Confidential Information, all of which was made accessible to Streisand only in strict confidence; that unauthorized disclosure of Confidential Information will damage the Company’s business; that Confidential Information would be susceptible to immediate competitive application by a competitor of the Company’s; that the Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is novel, unique to the Company and known only to Streisand, the Company and certain key employees and contractors of the Company; that the Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this agreement are reasonable and necessary for the protection of the Company’s legitimate business interests.

(4) Records Containing Confidential Information and Return of Company Property. “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to Streisand are and shall remain Company property. Streisand shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity. Upon the termination of Streisand’s employment with the Company on the Effective Date, Streisand shall immediately deliver to the Company (and shall not keep in Streisand’s possession or deliver to any other person or entity) all Confidential Records and all other Company property in Streisand’s possession or control, including the return of the Company’s cellphone and files in Streisand’s possession; provided, however, that Streisand shall have access to such Confidential Records as necessary to provide consulting services during the Consultancy Period. This Agreement shall not prohibit Streisand from complying with any subpoena or court order, provided that Streisand shall at the earliest practicable date provide a copy of the subpoena or court order to the

Company’s President, it being the parties’ intention to give the Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Confidential Information and Confidential Records, as determined by the Company in its sole discretion.

(5) Third-Parties’ Confidential Information. Streisand acknowledges that, during his employment, the Company has received from third parties confidential or proprietary information, and that the Company must maintain the confidentiality of such information and use it only for authorized purposes. Streisand shall not use or disclose any such information without prior written authorization from the Company or the third party to whom the information belongs.

III. ADDITIONAL PROVISIONS

A. Streisand’s Voluntary Execution of Agreement. Except as expressly provided herein, Streisand acknowledges that he will not receive, nor is he entitled to, any payment or consideration. The mutual covenants, promises and payments (including the COBRA Payment and the Consultancy Payment) set forth herein are full and fair consideration for this Agreement including the release provisions hereof. Streisand acknowledges that in executing this Agreement, he has reviewed and understands its terms and has had an opportunity to seek advice of counsel of his own choosing, was fully advised of his rights under law, and has acted knowingly and voluntarily in the execution of this Agreement. By entering into this Agreement neither the Company nor Streisand admit any liability to the other.

B. Cumulative Rights. The Company’s rights and remedies under this Agreement hereof are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

C. Entire Agreement. This Agreement constitutes the complete, entire, final and exclusive agreement between Streisand and the Company and supersedes any prior agreement, whether written or oral, with regard to the subject matter hereof. This Agreement has been entered into by the Parties without reliance on any promise or representation, written or oral, other than those expressly contained herein.

D. Modification of Agreement Only in Writing. This Agreement may not be modified, except in writing, signed by Streisand and a duly authorized officer of the Company.

E. Governing Law and Jurisdiction. This Agreement has been drafted in accordance with and shall be construed and enforced in accordance with and governed by the laws of the State of Colorado.

F. Severability. The Parties intend that this Agreement be enforced according to its terms. If any one or more provision of this Agreement is determined to be invalid, illegal, or unenforceable, in whole or in part, this determination will not affect or impair any other provision of this Agreement. Any provision found to be invalid, illegal, or unenforceable shall be deemed, without further action on the part of the parties, to be modified, amended, or limited to the minimum extent necessary to render the provision valid and enforceable.

G. Waiver of Terms and Conditions. Except as specifically set forth in this Agreement, no waiver of any term or provision of this Agreement will be valid unless such waiver is in writing, signed by the party against whom enforcement of the waiver is sought. The waiver of any term or provision of this Agreement shall not apply to any subsequent breach of this Agreement.

H. Attorneys’ Fees. In the event of any proceeding, claim, or action being filed or instituted between the parties with respect to this Agreement, the prevailing party will be entitled to receive from the other party all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with that action or proceeding, whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the trier of fact to have prevailed on the major disputed issues.

I. No Other Representation. The Parties acknowledge that no promise or representations have been made to induce them to sign this Agreement other than as expressly set forth herein and that each has signed this Agreement as a free and voluntary act.

J. Captions. The captions in this Agreement are for convenience and reference only, and shall not define or limit any of the terms or provisions of this Agreement.

[SIGNATURES FOLLOW]

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties execute this Separation, Consulting and Mutual Release Agreement.

BIOFUEL ENERGY CORP.
By:	/s/ David J. Kornder
Name: David J. Kornder Title: Executive Vice President & Chief Financial Officer Date: August 9, 2007

/s/ Eric D. Streisand
Eric D. Streisand Date: August 9, 2007

EXHIBIT A

The following (or substantially similar) text shall be included in a Form 8-K to be filed with the SEC by the Company:

“The Company announced that effective August 31, 2007, Eric D. Streisand, the Company’s Vice President – Corporate Development, would be leaving the Company to pursue other business opportunities. The Company and Mr. Streisand have entered into a consulting agreement to facilitate an orderly transition of his duties.”